Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price Chairman & CEO 616-726-1600 mprice@mercbank.com	Charles Christmas Chief Financial Officer 616-726-1202 cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES SECOND QUARTER
NET INCOME OF $2.2 MILLION
Grand Rapids, MI — July 11, 2007 — Mercantile Bank Corporation (Nasdaq: MBWM) reported earnings for the second quarter of 2007 of $2.2 million, or $0.26 per diluted share, a decrease of 56.5 percent from the $5.1 million, or $0.60 per diluted share, reported for the second quarter of 2006. For the first six months of 2007, Mercantile reported net income of $6.5 million, or $0.77 per diluted share, a decrease of 35.2 percent and 34.7 percent, respectively, from the $10.0 million, or $1.18 per diluted share, reported in the prior-year period. The decline in 2007 earnings is primarily the result of increased non-performing assets, which have negatively impacted all major areas of Mercantile’s performance. Also, earnings were lowered by a one-time expense associated with the retirement of Mercantile’s former chairman and CEO, Gerald Johnson, Jr.
Michael Price, Mercantile’s newly-appointed chairman and CEO, commented, “Mercantile achieved an impressive track record over the first ten years of its existence by adhering to a disciplined strategy based on strong loan growth, superb asset quality, and low overhead. We are currently in the midst of a difficult economic period in Michigan, which has depressed our real estate market to levels beyond our expectation. This has affected not only asset quality, but also loan growth. We believe we are taking every step possible to identify problem loans and proactively address the issues involved. As a result, non-performing assets nearly doubled this quarter. We believe we are approaching a peak in non-performing assets and should see improvement going forward. On a more positive note, loan originations have picked up, reflecting the success of our restructured lending teams.

“It is our goal to return to the quality results which have defined our organization. We are hopeful that the days of major provisioning are over. While our margin is still on the low side, much of the impact is derived from the higher level of nonaccrual loans on our books.”
Operating Results
Total revenue, consisting of net interest income and non-interest income, was $15.4 million for the second quarter of 2007, a decrease of 9.2 percent from the $16.9 million reported for the prior-year second quarter. Net interest income for the current quarter was $13.9 million, a decrease of $1.7 million, or 10.9 percent, from the 2006 second quarter level due to a 56 basis point decline in the net interest margin, partially offset by a 6.7 percent increase in average earning assets. Compared with the first quarter of 2007, the decline in net interest income was $536,000, or 3.7 percent; the impact to net interest income was primarily due to a 16 basis point decline in the margin from the previous quarter, since earning assets remained stable. Mr. Price commented, “The competition for quality loans is still intense, so loan pricing has been under pressure. However, we are seeing a leveling in the cost of funds; for the current quarter, the increase was only six basis points compared to first quarter of 2007. The more significant contributor to the margin decline was an 11 basis point drop in asset yield that was largely attributable to the rise in non-performing assets during the quarter.” Non-interest income for the second quarter of 2007 was $1.4 million, an increase of $146,000, or 11.5 percent over the second quarter of 2006.
The provision for loan and lease losses increased 56.7 percent year over year, from $1.5 million in the second quarter of 2006 to $2.35 million for the current quarter, primarily due to an increase in net loan charge-offs and non-performing loans this quarter compared with last year.
Mr. Price continued, “Efficient operations have been a key component to our business strategy since inception, and we maintain this discipline throughout our Company.” Non-interest expense for the second quarter of 2007 was $10.0 million, an increase of $2.0 million, or 25.0 percent, over the prior-year period, and an increase of $1.3 million, or 14.9 percent, from the first quarter of 2007. Exclusive of the $1.2 million one-time charge associated with Mr. Johnson’s retirement, operating expenses rose 10.1% from last year, primarily related to the addition of 28 FTE employees since June 30, 2006. The efficiency ratio was 65.3 percent for the second quarter of 2007, compared with 47.5 percent for the year-ago quarter. For the six-month 2007 period, the ratio was 60.1 percent, compared with 48.2 percent for the prior-year period. Excluding the impact of Mr. Johnson’s retirement package, the efficiency ratio for the current quarter would be 57.5 percent.
Asset Quality
According to Mr. Price, “We have been extremely diligent in reviewing our loan portfolio. The large addition to non-performing loans this quarter accounts for what we believe to be most of the recent credit weakness we have experienced; we are hopeful that this quarter represents a high point in non-performing assets against which improvement in asset quality can be measured.” Non-performing assets were $24.0 million, or 1.14 percent of total assets at June 30, 2007, compared with $12.6 million, or 0.60 percent of total assets at March 31, 2007, and $8.7 million, or 0.44 percent of total assets at June 30, 2006. Mr. Price explained that the majority of the recent increase can be attributed to two loans totaling $8.0 million that Mercantile placed on non-accrual status this quarter. Mr. Price added, “Over 90 percent of non-performing loans are collateralized by real estate; although resolution of real estate loans is a lengthy process, we believe we are adequately reserved as present market conditions stand.”
Net loan charge-offs for the second quarter of 2007 were $1.2 million, equivalent to 0.28 percent of average loans on an annualized basis, compared with $0.8 million or 0.18 percent of average loans in the first quarter of 2007, and $1.0 million or 0.24 percent for the second quarter of 2006. Loan and lease loss reserves were $22.8 million, or 1.28 percent of total loans and leases at June 30, 2007, up from the 1.24 percent level reported at March 31, 2007.
Balance Sheet
Total assets were $2.10 billion at June 30, 2007, an increase of $134.1 million, or 6.8 percent, from June 30, 2006. Over the last twelve months, loans grew by $105.6 million, or 6.3 percent; year to date 2007 loan growth was $30.5 million, with the second quarter contributing $27.2 million. Most of the growth since year-end 2006 was in commercial real estate loans, including multi-family properties, which increased by $44.4 million, or 5.3 percent, to $883.7 million; commercial real estate accounts for 49.8 percent of total loan outstandings. Otherwise, Mercantile’s portfolio composition remained relatively unchanged, with commercial and industrial loans, the second largest component of Mercantile’s loan portfolio, holding a 26.1 percent share, followed by construction and land development loans, which are also primarily commercial in nature, holding a 16.7 percent share.
Shareholders’ equity at June 30, 2007 was $174.5 million, a twelve-month increase of $12.9 million, or 8.0 percent. Total shares outstanding at quarter-end were 8,476,673. Mercantile’s total risk-based capital ratio was 11.4 percent at quarter-end, well in excess of well-capitalized requirements. Mr. Price concluded, “We have strengthened our credit underwriting and loan review processes, completed an extensive review and analysis of our loan portfolio, and believe we have identified most of our problem assets. Our restructured lending teams are proving their effectiveness in the marketplace, and we are hopeful that our performance will shortly begin to reflect the progress we’ve made in these areas.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #

Mercantile Bank Corporation
Second Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2007	2006	2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$48,190,000	$51,098,000	$47,142,000
Short-term investments	251,000	282,000	271,000

Total cash and cash equivalents	48,441,000	51,380,000	47,413,000

Securities available for sale	133,247,000	130,967,000	119,023,000
Securities held to maturity	63,664,000	63,943,000	61,759,000
Federal Home Loan Bank stock	7,534,000	7,509,000	7,887,000

Total loans and leases	1,776,026,000	1,745,478,000	1,670,471,000
Allowance for loan and lease losses	(22,800,000)	(21,411,000)	(21,507,000)

Total loans and leases, net	1,753,226,000	1,724,067,000	1,648,964,000

Premises and equipment, net	34,797,000	33,539,000	30,824,000
Bank owned life insurance policies	32,330,000	30,858,000	29,852,000
Accrued interest receivable	9,971,000	10,287,000	9,047,000
Other assets	20,310,000	14,718,000	14,660,000

Total assets	$2,103,520,000	$2,067,268,000	$1,969,429,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$124,977,000	$133,197,000	$129,483,000
Interest-bearing	1,514,033,000	1,513,706,000	1,418,429,000

Total deposits	1,639,010,000	1,646,903,000	1,547,912,000

Securities sold under agreements to repurchase	84,987,000	85,472,000	64,431,000
Federal funds purchased	9,100,000	9,800,000	11,400,000
Federal Home Loan Bank advances	135,000,000	95,000,000	130,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	3,653,000	3,316,000	2,957,000
Accrued expenses and other liabilities	24,249,000	21,872,000	18,079,000

Total liabilities	1,928,989,000	1,895,353,000	1,807,769,000

SHAREHOLDERS’ EQUITY
Common stock	176,461,000	161,223,000	160,872,000
Retained earnings	1,038,000	11,794,000	4,070,000
Accumulated other comprehensive income (loss)	(2,968,000)	(1,102,000)	(3,282,000)

Total shareholders’ equity	174,531,000	171,915,000	161,660,000

Total liabilities and shareholders’ equity	$2,103,520,000	$2,067,268,000	$1,969,429,000

Mercantile Bank Corporation
Second Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$33,513,000	$31,304,000	$66,935,000	$60,031,000
Investment securities	2,485,000	2,299,000	4,991,000	4,536,000
Federal funds sold	82,000	139,000	175,000	271,000
Short-term investments	4,000	4,000	8,000	7,000

Total interest income	36,084,000	33,746,000	72,109,000	64,845,000

INTEREST EXPENSE
Deposits	19,179,000	15,358,000	38,004,000	28,843,000
Short-term borrowings	866,000	720,000	1,698,000	1,321,000
Federal Home Loan Bank advances	1,390,000	1,369,000	2,584,000	2,684,000
Long-term borrowings	701,000	653,000	1,391,000	1,252,000

Total interest expense	22,136,000	18,100,000	43,677,000	34,100,000

Net interest income	13,948,000	15,646,000	28,432,000	30,745,000

Provision for loan and lease losses	2,350,000	1,500,000	3,370,000	2,725,000

Net interest income after provision for loan and lease losses	11,598,000	14,146,000	25,062,000	28,020,000

NON INTEREST INCOME
Service charges on accounts	393,000	329,000	782,000	645,000
Net gain on sales of commercial loans	0	0	0	29,000
Other income	1,028,000	946,000	2,047,000	1,844,000

Total non interest income	1,421,000	1,275,000	2,829,000	2,518,000

NON INTEREST EXPENSE
Salaries and benefits	6,521,000	4,683,000	11,905,000	9,448,000
Occupancy	814,000	772,000	1,581,000	1,602,000
Furniture and equipment	501,000	515,000	994,000	1,037,000
Other expense	2,203,000	2,061,000	4,298,000	3,950,000

Total non interest expense	10,039,000	8,031,000	18,778,000	16,037,000

Income before federal income tax expense	2,980,000	7,390,000	9,113,000	14,501,000

Federal income tax expense	759,000	2,279,000	2,609,000	4,461,000

Net income	$2,221,000	$5,111,000	$6,504,000	$10,040,000

Basic earnings per share	$0.26	$0.61	$0.77	$1.20

Diluted earnings per share	$0.26	$0.60	$0.77	$1.18

Average basic shares outstanding *	8,455,891	8,401,047	8,446,419	8,386,996

Average diluted shares outstanding *	8,503,138	8,525,811	8,494,276	8,517,021

*	- Adjusted for 5% stock dividend paid on May 4, 2007

Mercantile Bank Corporation
Second Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2007	2007	2006	2006	2006
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2007	2006
EARNINGS
Net interest income	$13,948	14,484	15,295	15,547	15,646	28,432	30,745
Provision for loan and lease losses	$2,350	1,020	1,700	1,350	1,500	3,370	2,725
Noninterest income	$1,421	1,408	1,381	1,362	1,275	2,829	2,518
Noninterest expense	$10,039	8,739	8,197	8,028	8,031	18,778	16,037
Net income	$2,221	4,283	4,605	5,202	5,111	6,504	10,040
Basic earnings per share	$0.26	0.51	0.55	0.62	0.61	0.77	1.20
Diluted earnings per share	$0.26	0.50	0.54	0.61	0.60	0.77	1.18
Average basic shares outstanding*	8,455,891	8,436,933	8,421,318	8,416,816	8,401,047	8,446,419	8,386,996
Average diluted shares outstanding*	8,503,138	8,518,791	8,523,314	8,524,116	8,525,811	8,494,276	8,517,021

PERFORMANCE RATIOS
Return on average assets	0.43%	0.84%	0.89%	1.04%	1.06%	0.63%	1.06%
Return on average common equity	5.08%	10.04%	10.78%	12.54%	12.81%	7.53%	12.77%
Net interest margin (fully tax-equivalent)	2.91%	3.07%	3.19%	3.34%	3.47%	2.99%	3.49%
Efficiency ratio	65.32%	54.99%	49.15%	47.48%	47.46%	60.07%	48.21%
Full-time equivalent employees	305	295	291	284	277	305	277

CAPITAL
Period-ending equity to assets	8.30%	8.40%	8.32%	8.27%	8.21%	8.30%	8.21%
Tier 1 leverage capital ratio	10.10%	10.12%	10.04%	10.14%	10.15%	10.10%	10.15%
Tier 1 risk-based capital ratio	10.26%	10.44%	10.37%	10.47%	10.52%	10.26%	10.52%
Total risk-based capital ratio	11.37%	11.52%	11.45%	11.61%	11.66%	11.37%	11.66%
Book value per share	$20.64	20.70	20.36	19.90	19.21	20.64	19.21
Cash dividend per share	$0.14	0.14	0.13	0.13	0.13	0.28	0.25

ASSET QUALITY
Gross loan charge-offs	$1,358	1,134	2,276	1,250	1,083	2,492	1,863
Net loan charge-offs	$1,204	777	2,227	920	988	1,981	1,744
Net loan charge-offs to average loans	0.28%	0.18%	0.51%	0.22%	0.24%	0.23%	0.22%
Allowance for loan and lease losses	$22,800	21,654	21,411	21,938	21,507	22,800	21,507
Allowance for losses to total loans	1.28%	1.24%	1.23%	1.28%	1.29%	1.28%	1.29%
Nonperforming loans	$20,595	10,018	8,571	9,017	8,530	20,595	8,530
Other real estate and repossessed assets	$3,369	2,540	986	421	150	3,369	150
Nonperforming assets to total assets	1.14%	0.60%	0.46%	0.47%	0.44%	1.14%	0.44%

END OF PERIOD BALANCES
Loans and leases	$1,776,026	1,748,838	1,745,478	1,710,268	1,670,471	1,776,026	1,670,471
Total earning assets (before allowance)	$1,980,722	1,967,733	1,948,179	1,922,051	1,859,411	1,980,722	1,859,411
Total assets	$2,103,520	2,089,577	2,067,268	2,026,834	1,969,429	2,103,520	1,969,429
Deposits	$1,639,010	1,686,157	1,646,903	1,614,703	1,547,912	1,639,010	1,547,912
Shareholders’ equity	$174,531	175,477	171,915	167,548	161,660	174,531	161,660

AVERAGE BALANCES
Loans and leases	$1,755,033	1,741,531	1,729,899	1,684,700	1,643,022	1,748,320	1,612,489
Total earning assets (before allowance)	$1,965,345	1,953,416	1,938,499	1,881,873	1,841,666	1,959,414	1,810,354
Total assets	$2,075,217	2,058,718	2,042,037	1,984,199	1,939,413	2,067,013	1,905,865
Deposits	$1,643,522	1,647,000	1,628,233	1,569,614	1,521,037	1,645,252	1,490,322
Shareholders’ equity	$175,434	173,028	169,452	164,560	160,039	174,236	158,487

*	- Adjusted for 5% stock dividend paid on May 4, 2007